Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: S&P 500 ® Index (Ticker: SPX) Pricing date: January 26, 2023 Valuation dates: January 26, 2024 and January 26, 2028 (the “final valuation date”) Maturity date: January 31, 2028 Automatic early redemption: If, on the valuation date prior to the final valuation date, the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically redeemed for $1,000 plus the applicable premium Premium: At least 6.50%* CUSIP / ISIN: 17331C2R7 / US17331C2R79 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the final valuation date Underlying return : (final underlying value - initial underlying value) / initial underlying value Return amount: • If the final underlying value is greater than the initial underlying value: $1,000 × underlying return × upside participation rate • If the final underlying value is less than or equal to the initial underlying value: $0 Upside participation rate: 100.00% Payment at maturity (if not autocalled): $1,000 + return amount (if any) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than or equal to the initial underlying value, you will be repaid your stated principal amount at maturity but will not receive any premium or return amount. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing supplement: Preliminary Pricing Supplement dated December 28 , 2022 * The actual premium will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Market - Linked Securities Linked to SPX Valuation Date on which Underlying Exceeds Initial Underlying Value Premium Hypothetical Payment at Early Redemption January 26, 2024 6.50% $1,065.00 If the closing value of the underlying is not greater than or equal to the initial underlying value on the valuation date prior to the final valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium. ** The hypothetical assumes that the premium will be set at the lowest value indicated in this offering summary. Hypothetical Payment at Early Redemption** Hypothetical Payment at Maturity*** *** If not automatically redeemed prior to maturity $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 $1,800 $2,000 -100% -75% -50% -25% 0% 25% 50% 75% 100% Payment at Maturity Underlying Return The Underlying The Securities

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the securities . • Your potential return on the securities in connection with an automatic early redemption is limited. • The term of the securities may be as short as one year . • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the securities are not automatically redeemed prior to maturity or if the underlying declines or does not appreciate sufficiently from the initial underlying value to the final underlying value. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your return on the securities depends on the closing value of the underlying on only the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the securities prior to maturity may result in a loss of principal. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.